UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 29, 2012

(Date of earliest event reported)

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma

(Address of principal executive offices)

73102

(Zip Code)

(405) 429-5500

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective March 29, 2012, SandRidge Energy, Inc. (referred to herein as “SandRidge,” “we,” or the “Company”) entered into a Second Amended and Restated Credit Agreement with a group of banks, which is administered by Bank of America, N.A., as administrative agent. We have up to $1.75 billion committed financing under the amended and restated senior credit facility. Borrowings and letter of credit obligations on the senior credit facility are limited to a periodically determined borrowing base, which as of the date of this report $1.0 billion. The senior credit facility matures on March 29, 2017 and is available to be drawn on subject to limitations based on its terms and certain financial covenants, as further described below.

The obligations under the senior credit facility are guaranteed by certain of our subsidiaries, and are secured by first priority liens on all shares of capital stock of each of our material present and future subsidiaries; all of our intercompany debt; and substantially all of our assets, including proved oil and natural gas reserves representing at least 80% of the discounted present value (as defined in the senior credit facility) of proved oil and natural gas reserves considered by the lenders in determining the borrowing base for the senior credit facility.

The senior credit facility contains various covenants that limit our ability and that of certain of our subsidiaries to grant certain liens; make certain loans and investments; make distributions; redeem stock; redeem or prepay debt; merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of our assets. Additionally, the senior credit facility limits our ability and that of certain of our subsidiaries to incur additional indebtedness, subject to certain exceptions.

The senior credit facility also contains financial covenants, including maintenance of agreed upon levels for the (i) ratio of total funded debt to EBITDA, which may not exceed 4.5:1.0 at each quarter end, calculated using the last four completed fiscal quarters and (ii) ratio of current assets to current liabilities, which must be at least 1.0:1.0 at each quarter end (in the current ratio calculation (as defined in the senior credit facility), any amounts available to be drawn under the senior credit facility are included in current assets, and unrealized assets and liabilities resulting from mark-to-market adjustments on the Company’s derivative contracts are disregarded).

The borrowing base is subject to review semi-annually; however, the lenders reserve the right to have one additional redetermination of the borrowing base in each 12-month interval. Unscheduled redeterminations may be made at our request, but are limited to two requests per 12-month interval. In the event we incur certain types of additional indebtedness, the borrowing base shall automatically be reduced by 30% of the principal amount of such additional indebtedness.

At our election, interest under the senior credit facility is determined by reference to (a) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 1.75% and 2.75% per annum, or (b) the ‘base rate,’ which is the highest of (i) the federal funds rate plus 0.5%, (ii) the prime rate published by Bank of America, N.A., or (iii) the Eurodollar rate (as defined in the senior credit facility) plus 1.00% per annum, plus, in each case under scenario (b), an applicable margin between 0.75% and 1.75% per annum. Interest is payable quarterly for base rate loans and at the applicable maturity date for LIBOR loans, except that if the interest period for a LIBOR loan is six months, interest is paid at the end of each three-month period.

The Second Amended and Restated Credit Agreement is filed as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Second Amended and Restated Credit Agreement, dated as of March 29, 2012, among SandRidge Energy, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)

Date: April 2, 2012	By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of March 29, 2012, among SandRidge Energy, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.